Exhibit 99.1

For Immediate Release

Contact:
Stewart Halpern Mad Catz Interactive, Inc. 800/831-1442	Joseph Jaffoni, David Jacoby Jaffoni & Collins Incorporated 212/835-8500 or mcz@jcir.com
MAD CATZ RECEIVES WAIVER OF COVENANT VIOLATION AND AMENDMENT TO
ITS CREDIT FACILITY
San Diego, California, March 19, 2009 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ) announced today that it has received a waiver from Wachovia Capital Finance Corporation related to the Company’s previously disclosed covenant violation and secured an amendment to its $35 million credit facility.
On February 13, 2009 Mad Catz reported that its adjusted trailing four quarter EBITDA as of December 31, 2008 was below the level specified in the Company’s Credit Facility agreement. At the time, Wachovia agreed to waive the covenant violation at December 31, 2008 and Mad Catz reported that it was working with Wachovia to amend the Credit Facility to establish a new financial covenant that will apply to future periods.
The amendment to the Credit Facility replaces the EBITDA target covenant with a new fixed charge coverage ratio covenant. The amendment also resets the interest rate applicable to the Credit Facility to the U.S. prime rate plus 0.75%, replacing the prior rate of prime plus 0.25%. In addition, the amendment specifies a $50,000 fee to be paid by Mad Catz. There is no change to the amount of the facility or the formula by which availability under the facility is determined.
“We appreciate Wachovia Capital Finance’s cooperation in structuring and agreeing to this amendment as it allows the Company and management to focus on the business, new opportunities and meeting the expectations of our shareholders and customers,” said Darren Richardson, President and Chief Executive Officer of Mad Catz.
EBITDA, a non-GAAP financial performance measure, represents net income (loss) before interest, taxes, depreciation and amortization. The Company calculates Adjusted EBITDA by adjusting EBITDA to exclude non-cash goodwill impairment charges.
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and develops, manufactures and markets proprietary portable earphones under its AirDrives brand. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
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